Exhibit 23a1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Fortune Brands, Inc. (the "Registrant"), and the prospectus related hereto, of our report dated January 24, 2001 relating to the consolidated financial statements of Fortune Brands, Inc. and Subsidiaries as of December 31, 2000 and 1999 and for the three years ended December 31, 2000, which appears in the 2000 Annual Report to Stockholders of the Registrant, which is incorporated by reference in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated January 24, 2001 related to the consolidated financial statement schedule which appears on page F-2 in such Annual Report on Form 10-K.



PricewaterhouseCoopers LLP




Chicago, Illinois 60601
April 2, 2001